Feihe International, Inc. Successfully Completes
Sale of Two Dairy Farms

BEIJING and LOS ANGELES, September 30, 2011/PRNewswire-Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; “Feihe International” or the “Company”) (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that the Company has successfully closed the sale of its equity interests of two dairy farms.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “This successful transaction is a special milestone for the Company and it refines our strategic path going forward.  We are extremely proud to be China’s first vertically integrated infant formula company with secured access to premium quality raw milk from professional dairy farms.  I grew up raising dairy cows and have been in this industry for over 20 years, so I understand the challenges that the Chinese dairy industry faces.  Therefore, we spent the last 10 years laying the foundation.  We started to build milk collection stations in 2001 to make sure all of our raw milk was collected by imported world-class equipment to avoid any air or manual contact.  In addition, we believed it was important to ensure the quality of our infant formula products by controlling the source and quality of the raw milk, including the feeding forage used for cows that produce the milk.  In 2007, we began construction of two world-class demonstration dairy farms, serving as a model for modern dairy farming in China.  The Company also ensured that the feed the Company purchased for its dairy cows met or exceeded international standards through cooperating with strategic alliance partners.  All of our infant formula products now come from the dairy farms’ premium quality raw milk, over which we have quality control and which is manufactured in our Gannan and Kedong facilities with world leading processing equipment imported from well-known European manufacturing companies.”

Mr. Leng continued, “With the successful sale of our dairy farms, we still will be able to maintain the quality standards we have established and have exclusive rights to raw milk supplied by the dairy farms for an unlimited time period. This phase of our strategy is now complete and we have successfully completed an advanced European and North American style vertically integrated dairy model.  This model gives us control over our products’ quality, from the feeding of dairy farms cows, to accessing high quality raw milk from world class dairy farms to our state of the art facilities and production equipment.  With our research and development and quality control, we believe the quality of our infant formula is one of the best in China.  The Company went through nearly a decade of efforts to complete a vertically integrated business model and we are proud to be a leader in China’s dairy industry.”

Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated, “We will not only maintain access to premium quality raw milk but will also improve the Company’s liquidity, providing flexibility to focus on increasing sales of our branded premium infant formula products.  In the coming years, we believe we will be better able to focus on our core business of infant formula manufacturing, sales and marketing through improving R&D, marketing, channel distribution, customer service, and brand equity.  Our goal is to enhance our long-term leadership position within China’s infant formula industry and to achieve a 10% market share by 2015, continuing to increase not only our sales, but also value for our shareholders.”

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China:    May Shen, IR Manager
        86-10-8457-4688 x8810
        shenchunmei@americandairyinc.com